Exhibit 99.1

Exar Corporation Announces Compliance With NASDAQ’s Nominations Committee

Requirement And Appointment Of New Committee Members

Fremont, CA, December 6, 2005 - Exar Corporation (Nasdaq: EXAR) today announced that it has received a letter from Nasdaq, dated December 5, 2005, stating that the Company has regained compliance with Nasdaq’s nominations committee requirement for continued listing on The Nasdaq National Market set forth in Marketplace Rule 4350(c)(4).

On December 1, 2005, the Company notified Nasdaq that at the meeting of the Board of Directors held on November 29, 2005, the following independent directors were appointed to the Company’s Corporate Governance and Nominating Committee in compliance with Marketplace Rule 4350(c)(4): Frank P. Carrubba, Richard L. Leza, Pete Rodriguez and Oscar Rodriguez. Pete Rodriguez was appointed Chairman of the Corporate Governance and Nominating Committee.

At the same Board meeting, the following independent directors were appointed to the Company’s Audit Committee: Guy W. Adams, Richard L. Leza and John S. McFarlane. The Company has yet to regain full compliance with Nasdaq’s audit committee requirements for continued listing set forth in Marketplace Rule 4350(d)(2) because the Company has not yet designated a financial expert within the meaning of such Rule. Nasdaq previously notified the Company that it has until the earlier of its next annual stockholders’ meeting or October 27, 2006 to regain compliance with Marketplace Rule 4350(d)(2). Failure to comply within the required time frame may result in Nasdaq de-listing Exar’s stock or taking other corrective actions.

In addition, at the Board meeting held on November 29, 2005, the Company’s Compensation Committee was reconstituted to consist of the following independent directors: Guy W. Adams, John S. McFarlane, Pete Rodriguez and Oscar Rodriguez. Oscar Rodriguez was appointed Chairman of the Compensation Committee.

Frank P. Carrubba was appointed Chairman of the Board at the November 29, 2005 Board meeting.

About Exar

Exar Corporation, celebrating its 20th year on Nasdaq, designs, develops and markets high-performance, analog and mixed-signal silicon solutions for the worldwide communications infrastructure. Leveraging its industry-proven analog design expertise, system-level knowledge and standard CMOS process technologies, the Company provides OEMs innovative, highly integrated ICs that facilitate the transport and aggregation of signals in access, metro and wide area networks. The Company’s physical layer silicon solutions address transmission standards such as T/E carrier, ATM and SONET. The Company also provides one of the industry’s most comprehensive family of serial communications solutions. Within this product offering, the low voltage and multi-channel universal asynchronous receiver transmitters are particularly well suited to support high data rate and increasing data transfer efficiency requirements for various industrial, telecom and computer server applications. In addition, the Company offers a portfolio of clock generation and clock distribution devices for a wide range of communications systems. The Company is based in Fremont, CA, had fiscal 2005 revenues of $57.4 million, and employs approximately 269 people worldwide. For more information about the Company visit: http://www.exar.com.

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For Immediate Release

Ronald W. Guire, Exec. VP, CFO

Thomas R. Melendrez, Senior Vice President

(510) 668-7000